                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          CNA FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                           CNA FINANCIAL CORPORATION
                                ---------------

                    Notice of Annual Meeting -- May 7, 1997

To the Stockholders of
  CNA FINANCIAL CORPORATION:

     You are hereby notified that pursuant to the By-Laws of CNA Financial Corporation, a Delaware corporation, the annual meeting of Stockholders will be held at CNA Plaza (333 South Wabash Avenue), Room 207N, Chicago, Illinois, on Wednesday, May 7, 1997 at 10:00 a.m., central standard time, for the following purposes:

     (1) To elect twelve Directors;

     (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company; and

     (3) To transact such other business as may properly come before the meeting.

     Only Stockholders of record at the close of business on March 17, 1997 are entitled to notice of, and to vote at, this meeting.

     It is desired that as many Stockholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to sign and date the enclosed proxy and return it promptly to the Company. You may revoke the proxy at any time before the authority granted therein is exercised.

                                           By order of the Board of Directors,

                                                     DONALD M. LOWRY
                                             Senior Vice President, Secretary
                                                   and General Counsel

Chicago, Illinois
March 28, 1997

                           CNA FINANCIAL CORPORATION
           ADMINISTRATIVE OFFICES: CNA PLAZA, CHICAGO, ILLINOIS 60685
                                ---------------

                                PROXY STATEMENT
                         ANNUAL MEETING -- MAY 7, 1997

     The Board of Directors of CNA Financial Corporation ("CNA" or the "Company") submits this statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

     The persons named in this statement as nominees for election as Directors have been designated by the Board of Directors.

     Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder's specifications and, if no specification is made, proxies will be voted in accordance with the Board of Directors' recommendations. The approximate date of mailing of this Proxy Statement is March 28, 1997.

     On March 17, 1997, the Company had outstanding 61,798,262 shares of common stock ("Common Stock"). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 17, 1997 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

     In accordance with the Company's by-laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the twelve nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

PRINCIPAL SHAREHOLDERS

     The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of February 28, 1997. Except as noted below, each such entity has sole voting and investment power with respect to the shares set forth:

         NAME AND ADDRESS OF BENEFICIAL OWNER              AMOUNT BENEFICIALLY OWNED    PERCENT OF CLASS
         ------------------------------------              -------------------------    ----------------
Loews Corporation ("Loews")............................           52,114,660                 84.3%
667 Madison Avenue
New York, New York 10021
The Equitable Companies Incorporated...................            3,572,918                  5.8%
("Equitable")(1)
787 Seventh Avenue
New York, New York 10019

---------------

(1) This information is as of December 31, 1996 and is based on a report filed with the Securities and Exchange Commission. According to the report the shares were acquired for investment purposes and may be deemed to be beneficially owned by certain subsidiaries of Equitable. Equitable states in such report that it may be deemed to have sole voting power with respect to 3,568,251 shares and sole dispositive power with respect to 3,572,918 shares. The report states that it has been filed jointly on behalf of AXA, and five French mutual insurance companies, as a group, as parent holding companies.

     Since Loews holds more than a majority of the outstanding Common Stock of CNA, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews intends to vote FOR the election of management's nominees for the Board of Directors' and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

DIRECTOR AND OFFICER HOLDINGS

     The following table sets forth certain information as to the shares of Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below, and by all Executive Officers and Directors of the Company as a group as of March 28, 1997, based on data furnished by them:

                                                   SHARES OF THE COMPANY'S
                                                        COMMON STOCK
                     NAME                            BENEFICIALLY OWNED
                     ----                          -----------------------
Antoinette Cook Bush...........................                200
Dennis H. Chookaszian..........................              1,000(a)
Philip L. Engel................................                400
Robert P. Gwinn................................                307
Bernard L. Hengesbaugh.........................                100
Walter F. Mondale..............................                300
Carolyn L. Murphy..............................              1,159
Edward J. Noha.................................                450(a)
Joseph Rosenberg...............................              2,000
Richard L. Thomas..............................              1,700(b)
James S. Tisch.................................                  0(a)
Laurence A. Tisch..............................                  0(c)
Preston R. Tisch...............................                  0(c)
Marvin Zonis...................................                  0
All Officers and Directors as a group (24
  persons including those listed above)........              7,616

---------------
     Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, see "Principal Shareholders" above.

     (a) James S. Tisch owns 80,000 shares of Loews Common Stock which is less than 1% of the outstanding stock of Loews. He is the son of Laurence A. Tisch. Dennis H. Chookaszian owns 4,000 shares of Loews Common Stock. Edward J. Noha owns 1,500 shares of Loews Common Stock.

     (b) Mr. Thomas' wife owns 1,100 shares of CNA Common Stock and 3,000 shares of Loews Common Stock in which he disclaims any beneficial interest. Mr. Thomas owns 2,000 shares of Loews Common Stock. In addition, 700 shares of CNA Common Stock and 1,000 shares of Loews Common Stock are held in a self-directed individual retirement account for Mr. Thomas.

     (c) Laurence A. Tisch, and his brother, Preston R. Tisch, are the beneficial owners of an aggregate of approximately 31% of the outstanding stock of Loews.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The By-Laws provide that the number of Directors that shall constitute the whole Board shall be twelve. The Directors shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next annual meeting of Stockholders and until his successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the twelve nominees hereinafter named. All Directors, except Walter Mondale, were elected at the last Annual Meeting of Stockholders. Mr. Mondale was reelected to the Board in February of 1997.

     Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

     Set forth below is the name, principal occupation and business experience during the past five years and certain other information for each nominee:

     ANTOINETTE COOK BUSH, Partner, Skadden, Arps, Slate, Meagher & Flom, Washington, D. C. since 1993. Ms. Bush was Senior Counsel of the United States Senate Committee on Commerce, Science and Transportation-Majority Staff from January 1991 to October 1993. She was Staff Counsel of the Committee from March 1987 to December 1990. She has been a Director since 1993. She is a member of the Executive, Finance and Audit Committees and Chairperson of the Incentive Compensation Committee. Age 40.

     DENNIS H. CHOOKASZIAN, Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies since September 1992. From November 1990 to September 1992, Mr. Chookaszian was President and Chief Operating Officer of the CNA Insurance Companies. Prior thereto, he was Vice President and Controller of the Company and its insurance subsidiaries since 1975. He serves on the board of Insurance Services Office, Inc., Loews and Mercury Finance Company. He serves on the Executive and Finance Committees. Mr. Chookaszian has served as a Director since 1990. Age 53.

     PHILIP L. ENGEL, President of the CNA Insurance Companies since September 1992. From November 1990 until September 1992 he was Executive Vice President of the CNA Insurance Companies. Prior thereto, Mr. Engel had been a Vice President of the CNA Insurance Companies since 1977. He serves on the Executive and Finance Committees. Mr. Engel has served as a Director since 1992. Age 56.

     ROBERT P. GWINN, Retired Chairman of the Board and Chief Executive Officer of Encyclopaedia Britannica. He is a member of the Incentive Compensation, Executive, Finance and Audit Committees. Mr. Gwinn has served as a Director since 1967. Age 89.

     WALTER F. MONDALE, Partner in the Minneapolis, Minnesota law firm of Dorsey & Whitney since December 1996. Mr. Mondale was United States Ambassador to Japan from September 1993 until December 1996. From September 1987 until his appointment as Ambassador, Mr. Mondale was a partner at Dorsey & Whitney. Mr. Mondale was Vice President of the United States from 1977 until 1981. He was the Democratic nominee for President of the United States in 1984. He serves on the boards of Northwest Airlines Corp. and Blackrock Financial Management L.P. He is a member of the Executive, Finance and Audit Committees. He served as a director from 1985 until 1993 and was reelected director in February 1997. Age 69.

     EDWARD J. NOHA, Chairman of the Board of CNA since September 1992. Prior to that time and since February 1975, Mr. Noha was Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha serves on the board of Loews and Wheelabrator Technologies Inc. He is a member of the Executive and Finance Committees. Mr. Noha has served as a Director since 1975. Age 69.

     JOSEPH ROSENBERG, Senior Investment Strategist of Loews since 1995. Prior to that, he was Chief Investment Officer of Loews since August 1973. He serves on the Executive and Finance Committees. He has been a Director since August 1995. Age 64.

     RICHARD L. THOMAS, Retired Chairman of the Board of First Chicago NBD Corporation ("NBD"). He was Chairman of the Board of First Chicago Corporation (the predecessor of NBD) from January 1992 through December 1995. He also serves on the boards of NBD, Sara Lee Corporation, IMC Global, Inc., The PMI Group, Inc. and The Sabre Group Holdings, Inc. He serves on the Executive, Finance and Incentive Compensation Committees and is Chairman of the Audit Committee. Mr. Thomas has served as a Director since 1970. Age 66.

     JAMES S. TISCH, President and Chief Operating Officer of Loews since October 1994. Prior to that, he was Executive Vice President of Loews. He is a Director of Loews, Vail Resorts, Inc. and Diamond Offshore Drilling, Inc. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 44.

     LAURENCE A. TISCH, Co-Chairman of the Board and Co-Chief Executive Officer of Loews. He is the Chief Executive Officer of CNA. He is a director of Automatic Data Processing, Inc. and Bulova Corporation ("Bulova") and was Chairman of the Board, President and Chief Executive Officer of CBS Inc. until November 1995. Mr. Tisch has served as a Director since 1974 and is a member of the Executive and Finance Committees. Age 74.

     PRESTON R. TISCH, Co-Chairman of the Board and Co-Chief Executive Officer of Loews. Prior to October 1994, he was President and Co-Chief Executive Officer of Loews since March 1988. He was Postmaster General of the United States from August 1986 to February 1988. Prior thereto he had served as President and Chief Operating Officer of Loews since 1969 and a Director since 1960. He is a director of Bulova, Hasbro, Inc., and Rite Aid Corporation. Mr. Tisch served as a Director of CNA from 1974 to 1986 and was reelected a Director in May of 1988. He is Chairman of the Executive Committee and serves on the Finance Committee. Age 70.

     MARVIN ZONIS, Professor of international political economy at the Graduate School of Business at the University of Chicago since 1989. He has been a Director since 1993. He is a member of the Incentive Compensation, Executive, Finance and Audit Committees. Age 60.

COMMITTEES AND MEETINGS

     The Company has an Audit, Incentive Compensation, Executive and Finance Committee. The Company does not have a nominating or compensation committee.

     The Audit Committee is a standing committee and is charged with the responsibility of administering corporate policy in matters of accounting and control. The Audit Committee functions as the liaison with the Company's independent auditors.

     The Incentive Compensation Committee administers the Incentive Compensation Plan for Certain Executive Officers (as hereinafter described).

     The Board of Directors and Finance Committee met four times in 1996. The Audit Committee met two times in 1996 and the Incentive Compensation Committee met once. All of the current Directors except Mr. Thomas and Mr. Mondale (who was elected in February 1997) attended at least 75% of the Board of Directors meetings and the committees of the Board on which such director serves.

DIRECTOR COMPENSATION

     CNA directors who are not employees of CNA or any of its subsidiaries received an annual retainer in 1996 of $20,000. In addition, members of committees received the following annual retainers: Finance $3,000; Executive $3,000; Incentive Compensation Committee $1,000; and Audit $1,500. Messrs. Chookaszian and Engel, as employees of CNA, do not receive director retainer fees. Directors are reimbursed for necessary and reasonable travel expenses incurred in attending meetings.

     Pursuant to a Continuing Service Agreement with CNA, expiring on September 20, 2002, Mr. Noha (or his estate in the event of his death) is paid a fee at the rate of $1,570,000 per annum reduced by the retirement benefits payable to Mr. Noha under his Employment Agreement and CNA's Retirement Plan and Supplemental Retirement Plan. During the last fiscal year, services provided by Mr. Noha under this Agreement consisted of providing the assistance and advice as delineated in the Agreement and promoting and assisting the Company with respect to its position in the Chicago business community. In this regard, Mr. Noha served as a member of numerous organizations including the Chicago Manufacturing Center, Chairman of the Illinois Business Roundtable and Chairman of the Economic Development Commission of the City of Chicago.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table includes compensation paid by the Company and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and the four most highly compensated Executive Officers of the Company as of December 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                                ------------------------------------
                                                                         LONG-TERM
                                                              BONUS     COMPENSATION    ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR   SALARY(B)      (C)       PAYOUTS(D)    COMPENSATION
      ---------------------------        ----   ---------     -----     ------------   ------------
Laurence A. Tisch(a)...................  1996           --        --             --      $26,000(e)
  Chief Executive Officer                1995           --        --             --       26,000(e)
  CNA Financial Corporation              1994           --        --             --       26,000(e)
Dennis H. Chookaszian..................  1996   $  950,000        --     $1,450,000       51,362(f)
  Chairman of the Board                  1995    1,593,027        --             --       66,587
  Chief Executive Officer                1994    1,242,091        --             --       51,939
  CNA Insurance Companies
Philip L. Engel........................  1996      800,000                  400,000       40,131(f)
  President                              1995      962,587        --             --       40,429
  CNA Insurance Companies                1994      825,539        --             --       34,661
Carolyn L. Murphy......................  1996      600,000   317,000             --       25,200
  Senior Vice President                  1995      562,307   206,000             --       23,100
  CNA Insurance Companies                1994      558,333   173,000             --       23,380
Bernard L. Hengesbaugh.................  1996      550,000   250,000             --       23,100
  Senior Vice President                  1995      500,082   170,000             --       19,950
  CNA Insurance Companies                1994      460,578   142,000             --       18,900

---------------
(a) Mr. Tisch does not receive a salary from the Company. CNA reimburses Loews for Mr. Tisch's services, as well as other Loews officers and executives, pursuant to the Services Agreement described below under "Certain Transactions." The reimbursements for Mr. Tisch's services to CNA in 1996, 1995 and 1994 were $184,846, $82,418 and $57,693.

(b) Base salary includes compensation deferred under the CNA Savings Plan and CNA Supplemental Savings Plan. For information with respect to awards granted in 1996 under the Company's Incentive Compensation Plan for Executive Officers (the "Incentive Compensation Plan"), see "Long-Term Incentive Plan -- Awards in 1996," below.

(c) Amounts disclosed are for bonus awards earned and accrued in the year indicated under the company's annual incentive plans hereinafter described. Bonus awards are typically paid in March of the following year.

(d) Represents payout under the Incentive Compensation Plan.

(e) Represents director fees paid to Mr. Tisch. He is not a participant in the company's savings plans.

(f) Includes $10,422 and $6,009 of Long Term Disability Insurance Premium paid by the company on behalf of Mr. Chookaszian and Mr. Engel, respectively.

EMPLOYMENT CONTRACTS

     The Company is party to employment agreements (the "Agreements") with each of Dennis H. Chookaszian and Philip L. Engel. The Agreements expire December 31, 1998 and are at an annual Base Salary of $950,000 for Mr. Chookaszian and $800,000 for Mr. Engel. The Agreements provide that they will participate in an Incentive Compensation Plan that will provide Mr. Chookaszian and Mr. Engel with an opportunity to earn a bonus based on performance and attainment of specified corporate goals. The Incentive Compensation Plan was approved by shareholders on May 6, 1996.

     Each of the Agreements requires the Company to provide long-term disability coverage and permits the employee to participate in other benefit programs offered by the Company to its employees. In the event of death or disability, the employee is entitled to be paid the Base Salary to the end of the month in which such death or disability occurs and a prorated amount based on assumed attainment of the incentive compensation in effect at the time. Any incentive compensation paid is included in the computation of pensionable earnings under the Company's retirement plans. The employee may participate in the Qualified and Supplemental Savings Plan established by the Company wherein the Company pays a matching percentage of 70% of the first 6% of the employee's contributions. This matching amount is also included in the computation of pensionable earnings.

     The Company may terminate each Agreement without cause at any time, in which event the Company is required to continue to make payments to the employee for a period of three years from the date of termination at a fixed rate based on Base Salary and the incentive compensation in effect at the time of such termination. Each Agreement contemplates negotiation of a renewal for an additional three year period at the expiration of its term on December 31, 1998 and provides that if the parties have not reached an agreement before March 31, 1999 at a Base Salary and opportunity for incentive compensation of not less than the amount of Base Salary and incentive compensation provided for the year 1998 at substantially the same terms as the expiring agreement, then the employment shall be considered terminated by the Corporation and the employee shall be entitled to termination pay for a period of three years based on the combined Base Salary and the assumed incentive compensation for 1998. If a renewal is not negotiated before December 31, 1998, the Executives shall become employees-at-will for a three month period at an actual salary representing the combined Base Salary and assumed incentive compensation for the year 1998.

RETIREMENT PLANS

     CNA provides funded, tax qualified, non-contributory retirement plans for all salaried employees, including executive officers (the "Retirement Plans") and an unfunded, non-qualified, non-contributory benefits equalization plan (the "Supplemental Retirement Plan") that provides for the accrual and payment of benefits that are not available under tax qualified plans such as the Retirement Plans. The following description of the Retirement Plans gives effect to benefits provided under the Supplemental Retirement Plan.

     The Retirement Plans provide for retirement benefits based upon average final compensation (i.e., based upon the highest average sixty consecutive months compensation and years of credited service with CNA). Compensation under the Retirement Plans consists of salary paid by the Company and its subsidiaries included under "Salary," "Bonus" and "Long-Term Compensation Payouts" in the Summary Compensation Table above. The following table shows estimated annual benefits payable upon retirement under the Retirement Plans for various compensation levels and years of credited service, based upon normal retirement in 1996 and a straight life annuity form of benefit. In addition to a straight life annuity, the Plans also allow the participant to elect payment to be made in a Joint and Contingent (or Survivor) Annuitant form where the Contingent (or Survivor) Annuitant would receive payment at 50%, 66 2/3% or 100% of the participant's benefit amount.

                               PENSION PLAN TABLE

                                                         ESTIMATED ANNUAL PENSION FOR
  AVERAGE                                          REPRESENTATIVE YEARS OF CREDITED SERVICE
   ANNUAL                     ----------------------------------------------------------------------------------
COMPENSATION                     15               20                25                 30                 35
------------                     --               --                --                 --                 --
 $  700,000...............    $206,855         $275,807         $  344,758         $  367,045         $  389,331
    800,000...............     236,855          315,807            394,758            420,378            445,998
    900,000...............     266,855          355,807            444,758            473,712            502,665
  1,000,000...............     296,855          395,807            494,758            527,045            559,332
  1,100,000...............     326,855          435,807            544,758            580,379            615,999
  1,200,000...............     356,855          475,807            594,758            633,712            672,666
  1,300,000...............     386,855          515,807            644,758            687,046            729,333
  1,400,000...............     416,658          555,545            694,431            739,986            785,541
  1,500,000...............     446,658          595,545            744,431            793,319            842,208
  1,600,000...............     476,658          635,545            794,431            846,653            898,875
  1,700,000...............     506,658          675,545            844,431            899,986            955,542
  1,800,000...............     536,658          715,545            894,431            953,320          1,012,209
  1,900,000...............     566,658          755,545            944,431          1,006,653          1,068,876
  2,000,000...............     596,658          795,545            994,431          1,059,987          1,125,543
  2,100,000...............     626,658          835,545          1,044,431          1,113,320          1,182,210
  2,200,000...............     656,658          875,545          1,094,431          1,166,654          1,238,877
  2,300,000...............     686,658          915,545          1,144,431          1,219,987          1,295,544
  2,400,000...............     716,658          955,545          1,194,431          1,273,321          1,352,211

     The amounts in the table reflect deductions for estimated Social Security payments.

     Mr. Chookaszian, Mr. Engel, Ms. Murphy and Mr. Hengesbaugh have 21, 31, 19 and 16 years of credited service, respectively.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1996

     The following table contains information with respect to awards made in 1996 under the Company's Incentive Compensation Plan to the Company's most highly compensated executive officers:

                                                                              ESTIMATED FUTURE PAYOUTS --
                      NAME                           PERFORMANCE PERIOD(1)            MAXIMUM(2)
                      ----                           ---------------------    ---------------------------
Dennis H. Chookaszian............................        1 year - 1996                 $1,450,000
                                                         1 year - 1997                  1,650,000
                                                         1 year - 1998                  1,850,000
Philip L. Engel..................................        1 year - 1996                 $  400,000
                                                         1 year - 1997                    500,000
                                                         1 year - 1998                    600,000

---------------
(1) Pursuant to the Incentive Compensation Plan, in 1996 the Incentive Compensation Committee granted three single year awards (each, an "Award") to Dennis Chookaszian and Philip Engel for each of the years 1996, 1997 and 1998 (each year being a "Performance Period"). Each Award represents a designated percentage of the Company's consolidated after-tax net income, exclusive of realized investment gains and losses ("Net Operating Income") for one or more Performance Periods. There is no award of units or securities under the Incentive Compensation Plan.

(2) The Awards granted to Dennis Chookaszian were as follows: (a) for the 1996 Performance Period: 1% of Net Income; (b) for the 1997 Performance Period:
    1/2% of 1996 Net Income plus 1/2% of 1997 Net Income; and (c) for the 1998 Performance Period: 1/3% of 1996 Net Income plus 1/3% of 1997 Net Income plus 1/3% of 1998 Net Income. The Awards granted to Philip Engel were as follows: (a) for the 1996 Performance Period: 1/4% of Net Income; (b) for the 1997 Performance Period: 1/8% of 1996 Net Income plus 1/8% of 1997 Net Income; and (c) for the 1998 Performance Period 1/12% of 1996 Net Income plus 1/12% of 1997 Net Income plus 1/12% of 1998 Net Income. There is no threshold or minimum level of Net Income or specific performance target with respect to any Award. The Award for each Performance Period is subject to a maximum amount which is set out in the foregoing table.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

CERTAIN EXECUTIVE OFFICERS

     The Board of Directors believes that the future success of the Company and its subsidiaries is dependent upon the quality of management, and that compensation programs are important in attracting and retaining individuals of superior ability and motivating their efforts on behalf of the Company and its business interests.

     Under Section 162(m) of the Internal Revenue Code and certain regulations thereunder (together "the Code") the amount of compensation paid by a publicly-held corporation to the five of its most highly compensated executive officers during any year that may be deductible for federal income tax purposes is limited to $1,000,000 per person per year except that compensation that is "qualified performance-based compensation" will be deductible.

     To the extent the Company's compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors will seek to do so. Accordingly, in 1996, the Company adopted the Incentive Compensation Plan for Certain Executive Officers (the "Plan"), which is designed to qualify the amounts paid from time to time thereunder to certain of the Corporation's Executive Officers as "qualified performance-based compensation" under Section 162(m) of the Code (see "Long-Term Incentive Plan -- Awards in 1996," above).

GENERAL

     The Company's compensation program is designed to recognize individual performance and contribution to CNA. This pay-for-performance philosophy is used to reward employees whose work meets or exceeds CNA's standards of quality and value-added customer service. It is CNA's objective to have a compensation policy that is internally equitable and externally competitive, rewards executives for long term strategic management, supports a performance-oriented environment that rewards individuals with respect to attainment of corporate goals and individual expectations, and attracts and retains key executives critical to the Company's long term success.

     The Chairman and Chief Executive Officer of the CNA Insurance Companies establishes the compensation for the other executives (except the President of the CNA Insurance Companies) following a systematic process to establish an annual compensation plan for the Company's senior executives. He is assisted in developing the plan by the Company's Human Resources staff. The Human Resources staff is aided by an independent nationally recognized compensation consulting organization. Information is obtained regarding the Company's competitor group of companies. The competitor group of companies consisted of 20 companies in the insurance industry and included five of the six companies in the Standard & Poor's Multi-Line Insurance Index (see "Stock Price Performance Graph" below). These companies represent the organizations with which CNA competes for talent. This information, in conjunction with performance judgments as to past and expected future contributions of the individual executive, is used to develop an annual compensation plan. The Human Resources staff periodically reviews with independent compensation consultants the overall competitiveness of the salary plan. Because CNA uses this market pricing approach to determine appropriate executive pay levels, CNA does not use formal salary ranges, with attendant minimums, midpoints and maximums to determine pay levels or annual increase amounts. In 1996, senior executives were provided total annual cash compensation opportunities (base salary plus annual incentives) that approximated the 75th percentile of total annual cash compensation opportunities for comparable executives at the Company's competitors. Opportunities were set at these levels in order to provide the Company's senior executives with a competitive level of total compensation with their peers who, in general, receive total compensation opportunities consisting of base salary and annual and long-term incentives.

     Senior executives' base salaries are reviewed annually by the Chairman and Chief Executive Officer of the CNA Insurance Companies. In connection with this review the Chairman is provided with the comparative salary data described above. Such data revealed that in 1996, the senior executives compensation was at a significant disadvantage relative to CNA's peer companies of similar size. Therefore in 1996, senior executives base salaries increased 14% in the aggregate over 1995 levels.

     The Company has adopted an Annual Incentive Bonus Plan for all officers other than certain executive officers who are eligible to participate in the Incentive Compensation Plan for Certain Executive Officers. The awards for the Annual Incentive Bonus Plan are determined by performance compared to pre-set goals in three categories: Corporate Goals; Shared Goals; and Individual Goals. Participants have a minimum of 40% of their incentive compensation based on the Corporate Goal and the remainder based on the other two goals. Generally, the pre-set goals have been developed to be quantifiable or definable to the extent possible. In 1996, the overall target annual incentive award for senior executives was adjusted from 30% to 40% of base salary. This adjustment was made based, among other factors, on comparative salary data as described above. Final approval of bonus payments are made by the Chief Executive Officer of the CNA Insurance Companies with participation by the President and with respect to the Corporate Goal, the Chief Financial Officer. The Company reserves the right to make discretionary changes to the award amounts and reserves the right to eliminate these bonuses, uniformly, due to adverse financial conditions. In determining the annual incentive award for 1996, the Chairman and Chief Executive Officer and the President of the CNA Insurance Companies evaluated Company and business unit performance and individual performance against the pre-set goal categories. Based upon financial performance, customer service levels, operating efficiencies and business growth, the 1996 incentive bonuses ranged from 83% to 132% of the incentive target for the Company's senior executives.

     As noted in the Summary Compensation Table, Laurence A. Tisch, the Company's Chief Executive Officer, does not receive compensation from the Company. Mr. Tisch is compensated by Loews, of which he is Chairman of the Board and Co-Chief Executive Officer. CNA reimburses Loews for services of Mr. Tisch and other officers and executives of Loews pursuant to the Services Agreement described under "Certain Transactions," below.

By the Board of Directors:                 Antoinette Cook Bush               Joseph Rosenberg
                                           Dennis H. Chookaszian              Richard L. Thomas
                                           Philip L. Engel                    James S. Tisch
                                           Robert P. Gwinn                    Laurence A. Tisch
                                           Walter F. Mondale                  Preston R. Tisch
                                           Edward J. Noha                     Marvin Zonis

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. L. A. Tisch, D. H. Chookaszian, and P. L. Engel, each of whom are Directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Mr. Noha, a Director of the Company, formerly served as an officer of the Company or its subsidiaries. Mr. L. A. Tisch, Director and Chief Executive Officer of the Company, also serves as a Director and Co-Chief

Executive Officer of Loews. See "Certain Transactions," below, for information with respect to transactions between the Company and its subsidiaries, and certain individuals and entities with which they are affiliated.

                              CERTAIN TRANSACTIONS

     During 1996 CNA paid NBD $892,261 for various trust and banking services, including services as transfer agent and registrar for the Company's Common Stock. NBD and certain affiliates paid premiums, at standard rates, and administrative service fees to certain subsidiaries of CNA aggregating approximately $1,509,700 (of which $317,499 represented contributions by employees) and paid approximately $796,100 for various insurance coverages and bonds.

     Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975 CNA entered into a management services agreement (the "Services Agreement") with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA's Audit Committee. The last such review took place in February 1997 and the Audit Committee recommended renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $210,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement CNA reimbursed Loews $2,450,000 for services performed during 1996, and $81,000 for travel and similar expenses incurred during that period. During 1996 Loews paid premiums on insurance and administrative services to the CNA Insurance Companies at standard rates aggregating approximately $5,869,716.

     The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA's Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by CNA or Loews upon thirty days' prior written notice. In 1996, the inclusion of CNA and its eligible subsidiaries in the consolidated federal tax return of Loews resulted in increased federal income tax liability for Loews. Accordingly, CNA has paid approximately $99 million in 1996 to Loews under the tax allocation agreement.

     CNA has also reimbursed to Loews approximately $10,218,800 for expenses (consisting primarily of salaries and benefits and other out-of-pocket costs) incurred by Loews during 1996 in maintaining investment facilities and services for CNA.

     In December 1995, CNA Realty Corp. provided a $700,000 guaranty to an executive officer not named in the Summary Compensation table above to assist him with relocation costs. The guaranty was fully secured, and subsequently assigned to CNA Financial Corp. in 1996.

     In 1996, certain subsidiaries of CNA paid $351,804 in legal fees to the law firm of Dorsey & Whitney. In addition, certain subsidiaries of CNA paid the firm $285,531 in connection with defense of policyholders pursuant to the terms of insurance policies issued by certain CNA subsidiaries. In many such situations, the policyholder, not CNA or its subsidiaries, chose Dorsey & Whitney as the law firm to provide such legal services. Mr. Mondale is a partner of this firm.

     In 1996, certain subsidiaries of CNA paid $1,228,067 in legal fees to the law firm of Skadden, Arps, Slate, Meagher & Flom in connection with defense of policyholders pursuant to the terms of insurance policies issued by certain CNA subsidiaries. In many such situations, the policyholder, not CNA or its subsidiaries chose Skadden, Arps, Slate, Meager & Flom as the law firm to provide such legal services. Ms. Bush is a partner of this firm.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the total return of the Company's common stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Multi-Line Insurance Index for the five years ended December 31, 1996. The graph assumes that the value of the investment in the Company's Common Stock and for each Index was $100 on December 31, 1991 and that dividends were reinvested.

        MEASUREMENT PERIOD            CNA FINANCIAL      S&P 500 INDEX       MULTI-LINE
      (FISCAL YEAR COVERED)               CORP                                INSURANCE
91                                             100.00             100.00             100.00
92                                             100.00             114.16             107.62
93                                              79.08             127.67             118.46
94                                              66.20             134.29             120.03
95                                             115.82             197.40             165.13
96                                             109.18             250.31             203.05

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

     Deloitte & Touche LLP was CNA's independent auditing firm for the fiscal year 1996 and has been recommended by the Audit Committee to perform the audit for the 1997 fiscal year. This recommendation was accepted and approved by the Board of Directors, subject to ratification by the Stockholders. The Board of Directors recommends that the appointment of Deloitte & Touche LLP be ratified by the Stockholders. If the appointment of the firm of Deloitte & Touche LLP is not approved or if that firm shall decline to act or their employment be otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be extended the opportunity to make a statement if they so desire and will respond to appropriate questions raised at the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

                                 OTHER MATTERS

     The Company does not know of any other business to come before the meeting. However, if any other matters come before the meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mails, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of stock registered in their names and will be reimbursed for their out of pocket expenses and reasonable clerical expenses.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholder proposals for inclusion in proxy materials for the 1998 Annual Meeting should be addressed to the Company's Senior Vice President, Secretary and General Counsel, CNA Plaza, 43S, Chicago, Illinois 60685, and must be received before November 26, 1997.

                                           By order of the Board of Directors,

                                                     DONALD M. LOWRY
                                             Senior Vice President, Secretary
                                                   and General Counsel

Chicago, Illinois
March 28, 1997

PROXY

                        CNA FINANCIAL CORPORATION PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING, MAY 7, 1997, CHICAGO, ILLINOIS

The undersigned hereby appoints L.A. Tisch, J.S. Tisch, and D.H. Chookaszian, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of CNA Financial Corporation, to be held at CNA Plaza, (333 South Wabash Avenue), Chicago, Illinois, on May 7, 1997, at 10:00 A.M., or at any adjournment thereof as follows:

           Election of Directors. Nominees:

           Antoinette Cook Bush, Dennis H. Chookaszian,
           Philip L. Engel, Robert P. Gwinn, Walter F. Mondale, Edward J. Noha, Joseph Rosenberg, Richard L. Thomas, James S. Tisch,
           Laurence A. Tisch, Preston R. Tisch, Marvin Zonis.







YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE UNLESS YOU SIGN AND RETURN THIS CARD. [SEE REVERSE SIDE]

[X] PLEASE MARK YOUR                                                    4952
    VOTES AS IN THIS
    EXAMPLE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

----------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the Election of Directors and FOR proposal 2.
----------------------------------------------------------------------------------------------------
                   FOR                 WITHHELD                      FOR       AGAINST       ABSTAIN
1. Election of                                     2. Approval of
   Directors       [ ]                   [ ]          independent    [ ]         [ ]           [ ]
   (see reverse)                                      accountants.
For, except vote withheld from the following nominee(s):


-------------------------------------------------------










SIGNATURE(S)____________________    DATE__________  The signer hereby revokes
NOTE:  Pleas sign exactly as name appears hereon.   all proxies heretofore given
       Joint owners should each sign.  When         by the signer to vote at
       signing as attorney, executor,               said meeting or any
       administrator, trustee or guardian,          adjournments thereof.
       please give full title as such.